As filed with the Securities and Exchange Commission on September 14, 2021

Registration No. 333-226047

Registration No. 333-231746

Registration No. 333-237158

Registration No. 333-253696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-226047

FORM S-8 REGISTRATION STATEMENT NO. 333-231746

FORM S-8 REGISTRATION STATEMENT NO. 333-237158

FORM S-8 REGISTRATION STATEMENT NO. 333-253696

UNDER

THE SECURITIES ACT OF 1933

Translate Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-1807780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

29 Hartwell Avenue Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

2016 Stock Incentive Plan

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

2021 Inducement Stock Incentive Plan

(Full titles of the plans)

Ronald C. Renaud Jr.

Chairperson and Chief Executive Officer

Translate Bio, Inc.

29 Hartwell Avenue

Lexington, Massachusetts, 02421

(617) 945-7361

(Name, address and telephone number of agent for service)

Copies to:

Krishna Veeraraghavan, Esq.

Oliver J. Board, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SHARES

Translate Bio, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to deregister any and all shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (the “Registration Statements”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No. 333-226047, filed on July 2, 2018, relating to the registration of 6,093,408 Shares under the 2016 Stock Incentive Plan, (ii) 2,872,701 Shares under the 2018 Equity Incentive Plan, and (iii) 418,697 Shares under the 2018 Employee Stock Purchase Plan;

•

Registration Statement No. 333-231746, filed on May 24, 2019, relating to the registration of (i) 1,805,598 additional Shares under the 2018 Equity Incentive Plan, and (ii) 451,399 additional Shares under the 2018 Employee Stock Purchase Plan;

•	Registration Statement No. 333-237158, filed on March 13, 2020, relating to the registration of 2,400,829 additional Shares under the 2018 Equity Incentive Plan; and

•

Registration Statement No. 333-253696, filed on March 1, 2021, relating to the registration of 3,001,185 additional Shares under the 2018 Equity Incentive Plan and (ii) 2,612,550 Shares under the 2021 Inducement Stock Incentive Plan.

On September 14, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 2, 2021, by and among the Registrant, Sanofi, a French société anonyme (“Sanofi”), and Vector Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sanofi (“Purchaser”), Purchaser merged with and into the Registrant with the Registrant surviving the merger as an indirect wholly owned subsidiary of Sanofi (the “Merger”). The Merger became effective on September 14, 2021, upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements to remove from registration the Shares registered but remaining unsold under the Registration Statements as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on September 14, 2021.

TRANSLATE BIO, INC.

By:	/s/ Paul Burgess
Name: Paul Burgess
Title: Chief Operating Officer, Chief Legal Officer and Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendments to the Registration Statements.

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